Exhibit 10.1

THIS RESCISSION AGREEMENT made the September 28, 2006 by and among Golden Health Holdings, Inc., a Nevada corporation (hereinafter the “Golden Health”), and Mr. Yu Fai Yip (hereinafter the “Yip”).

WHEREAS on September 30, 2005, Golden Health entered into a reverse acquisition agreement (the “Share Exchange Agreement”) with Mr. Yip to acquire 100% shareholdings in Joy Power International Holdings Limited (“Joy Power”). 50,500,000 shares of common stock of Golden Health had been issued to Yip as part of the purchase consideration (“the Shares”).

WHEREAS due to an accident occurred with the then directors/officers of Golden Health during the quarter ended June 30, 2006, Joy Power ceased its business operations and became dormant. Mr. Yip decided to rescind the Share Exchange Agreement by surrendering of the Shares back to Golden Health for cancellation.

NOW, THEREFORE, the Parties agree that Mr. Yip returned the Shares to Golden Health for cancellation and to rescind the Share Exchange Agreement.

This Agreement shall be governed and construed in accordance with the Laws of Nevada and the parties hereby submit the non-exclusive jurisdiction of the Courts of Nevada.

IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

By: /s/ Shi Yin Wong
Madam Shit Yin Wong
CFO and Director, for and on behalf of
Golden Health Holdings, Inc.

By: /s/ Yu Fai Yip
Mr. Yu Fai Yip